As filed with the Securities and Exchange Commission on June 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zura Bio Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	98-1725736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4225 Executive Square, Suite 600

La Jolla, CA 92037

(Address of principal executive offices, including Zip Code)

Zura Bio Limited 2023 Equity Incentive Plan

Zura Bio Limited 2023 Employee Share Purchase Plan

(Full title of the plans)

Dr. Someit Sidhu

Chief Executive Officer

4225 Executive Square, Suite 600

La Jolla, CA 92037

(Name and address of agent for service)

(858) 247-0520

(Telephone number, including area code, of agent for service)

Copies to:

Ari Edelman, Esq.
Eric S. Klee, Esq.
McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017
Tel: (212) 547-5400
Fax: (212) 547-5444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

Proposed sales to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Zura Bio Limited (the “Registrant”) with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(b) The description of the Registrant’s ordinary shares which is contained in the Registration Statement on Form S-4/A filed by the Registrant with the Commission on February 23, 2023.

(c) The Registrant’s Current Reports on Form 8-K filed on January 19, 2023, March 10, 2023, March 15, 2023, March 16, 2023 (as to Item 5.07 only), March 24, 2023, March 28, 2023 (as to Item 8.01 and Exhibit 10.1 only), April 6, 2023, April 7, 2023, April 10, 2023, May 3, 2023, June 2, 2023, and June 6, 2023 (as to Item 3.02 only).

(d) The Registrant’s Form 8-A filed on March 20, 2023.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post- effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The Registrant’s Second Amended and Restated Memorandum and Articles of Association provide that the Registrant shall indemnify its directors and officers (excluding, for the avoidance of doubt, its auditors), including former directors and officers (each, an “indemnified person”) against all actions, proceedings, costs, demands, expenses (including legal expenses), damages, claims or liabilities incurred by such indemnified person as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction. Further, the Registrant’s Second Amended and Restated Memorandum and Articles of Association provide that no indemnified person shall be liable to the Registrant for any loss or damage incurred by the Registrant as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such indemnified person, as determined by a court of competent jurisdiction.

The Registrant has purchased and intends to maintain insurance on behalf of each person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Incorporated by Reference

Exhibit Number	Description	Schedule/Form	File Number	Exhibit	Filing Date	Filed Herewith
3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect	8-K	001-40598	3.1	March 24, 2023
4.1	Specimen Ordinary Share Certificate of the Registrant	S-4/A	333-267005	4.5	February 23, 2023
5.1	Opinion of Ogier (Cayman) LLP (Cayman Islands)					X
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Zura Bio Limited.					X
23.2	Consent of Marcum LLP, independent registered public accounting firm of JATT Acquisition Corp.					X
23.3	Consent of Ogier (Cayman) LLP (Cayman Islands) (included in Exhibit 5.1)					X
24.1	Power of Attorney (included in signature pages of Registration Statement)					X
99.1	Zura Bio Limited 2023 Equity Incentive Plan	8-K	001-40598	10.1	June 2, 2023
99.2	Zura Bio Limited 2023 Employee Share Purchase Plan	8-K	001-40598	10.12	March 24, 2023
107.1	Calculation of Filing Fees Table					X

ITEM 9. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on this 22nd day of June, 2023.

Zura Bio Limited

By:	/s/ Someit Sidhu
Name: Dr. Someit Sidhu
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Verender Badial and Kim Davis, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the 22nd day of June, 2023.

Signature	Title	Date

/s/ Someit Sidhu, MD	Chief Executive Officer and Director	June 22, 2023
Someit Sidhu, MD	(Principal Executive Officer)

/s/ Verender S. Badial	Chief Financial Officer	June 22, 2023
Verender S. Badial	(Principal Financial and Accounting Officer)

/s/ Amit Munshi	Non-Executive Chairman of the Board	June 22, 2023
Amit Munshi

/s/ Sandeep Kulkarni	Director	June 22, 2023
Sandeep Kulkarni

/s/ Garry Neil	Director	June 22, 2023
Garry Neil

/s/ Steve Schoch	Director	June 22, 2023
Steve Schoch

/s/ Jennifer Jarrett	Director	June 22, 2023
Jennifer Jarrett

/s/ Neil Graham	Director	June 22, 2023
Neil Graham